UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 18, 2009

ZUMIEZ INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-51300	91-1040022
(Commission File Number)	(IRS Employer Identification No.)

6300 Merrill Creek Parkway, Suite B, Everett, Washington	98203
(Address of Principal Executive Offices)	(Zip Code)

(425) 551-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           Compensatory Arrangements of Certain Officers

Zumiez Inc. (the “Company”) and Richard M. Brooks, the Chief Executive Officer of the Company, are parties to an Executive Agreement dated as of November 4, 2002, relating to the terms of Mr. Brooks’ employment with the Company (the “Executive Agreement”).  The Executive Agreement does not provide for any specific or minimum term or duration and Mr. Brooks’ employment is terminable at will.  However, if the Company terminates Mr. Brooks’ employment without Cause (as defined in the Executive Agreement) or if Mr. Brooks terminates his employment with Good Reason (as defined in the Executive Agreement), then, Mr. Brooks will be entitled to receive monthly separation payments for a period of 18 months from the termination date.  The Executive Agreement also includes non-competition and non-solicitation provisions.

On November 18, 2009, the Board of Directors of the Company and Mr. Brooks mutually agreed to terminate the Executive Agreement.  The decision to terminate the Executive Agreement was based in large part on the parties’ belief that given Mr. Brooks substantial equity ownership position in the Company, an employment agreement between Mr. Brooks and the Company is no longer necessary.  In addition, the Company does not maintain employment agreements with any other executive officers, so the termination of the Executive Agreement is consistent with this approach.  Except for the termination of the Executive Agreement, Mr. Brooks’ employment relationship with the Company remains unchanged and he will continue to serve as the Chief Executive Officer and Director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.
(Registrant)

Date:	November 19, 2009	By:	/s/ Trevor S. Lang

Trevor S. Lang
Chief Financial Officer and Secretary